Exhibit 10.19

AMENDMENT NO. 2

TO

EXCLUSIVE LICENSE AGREEMENT

This Amendment No. 2 to Exclusive License Agreement (“Amendment”) is entered into on May 17, 2007, by and between the Institute for Systems Biology (the “Institute”), a Washington nonprofit corporation, having its principal place of business at 1441 No. 34th Street, Seattle, WA 98103 and NanoString Technologies, Inc. (“Licensee”), a Delaware corporation, having its principal place of business at 201 Elliott Ave. W., Suite 300, Seattle, WA 98119.

BACKGROUND

The Institute and Licensee are parties to that certain Exclusive License Agreement dated February 4, 2004, as amended by Amendment No. 1 dated January 5, 2007 (“Agreement”). The Parties desire to further amend their Agreement as set forth in detail below. For other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties expressly agree as follows.

AMENDMENT

In Article 6, amend Section 6.1 to read as follows:

6.1 Patent Prosecution and Maintenance. From and after the Effective Date of this Agreement, the provisions of this Section 6 will control the filing, prosecution and maintenance of the Licensed Patents. Licensee will direct and manage (i) the preparation, filing and prosecution of the United States and foreign patent applications arising from or relating to the Licensed Patents (including any interferences and foreign oppositions) and (ii) the maintenance of the Licensed Patents. The Institute and Licensee will select a patent attorney by mutual agreement. Patent counsel may be changed only by mutual agreement of the parties. Effective as of the date of Amendment No. 1 to this Agreement, Institute and Licensee selected the attorneys of Jones Day for handling Licensed Patents. Licensee and Institute shall adopt a prosecution strategy by mutual agreement. Thereafter, Licensee shall use all reasonable efforts to implement such strategy or one consistent with Licensee’s commercial goals and interests, including amending any patent application to include claims deemed reasonably necessary by Licensee to protect products and/or processes contemplated to be used or sold under this Agreement. Institute shall be provided with copies of all documents relating to the filing, prosecution, and maintenance of Licensed Patents in sufficient time to review such documents and comment thereon prior to filing, provided, however, that if Institute has not commented on such documents prior to the deadline for filing a response with the relevant government patent office, Licensee shall be free to respond without consideration of Institute’s comments. If, in Institute’s opinion, Licensee’s proposed activities are unreasonable or unnecessary in view of the likelihood of success or the value of the claims that might be issued as a result of such activities,

Institute may provide written notice to Licensee to protest such activities, whereupon the parties shall confer in a good faith effort to agree upon a course of conduct. If the parties are unable to agree, the matter shall be referred to an independent patent attorney for resolution. Costs of such independent review and resolution shall be borne equally by the parties. Both parties agree to use best efforts to resolve such disputes in a timely fashion but if time does not permit such independent review and resolution, Licensee shall have sole and final discretion with respect to the activities provided for in this Section 6.1.

Except for the agreed upon amendments set forth herein, in all other respects the remaining terms and conditions of the Agreement shall remain in full force and effect as written. If there is a conflict between any provision of the Agreement and a provision of this Amendment, the terms of this Amendment shall prevail.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Amendment by their duly authorized officers and representatives effective as of the date first written above.

Institute for Systems Biology		NanoString Technologies, Inc.

By:	/s/ Leroy Hood	By:	/s/ H. Perry Fell

Name:	Leroy Hood	Name:	H. Perry Fell

Title:	President	Title:	Chief Executive Officer